Exhibit 5.1

King & Spalding LLP 1180 Peachtree Road NE Atlanta, GA 30309 Phone: 404/572-4600 Fax: 404/572-5100 www.kslaw.com

August 3, 2016

EndoChoice Holdings, Inc.

11405 Old Roswell Road

Alpharetta, Georgia 30009

Ladies and Gentlemen:

We have acted as counsel for EndoChoice Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of (1) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), debt securities of the Company (“Debt Securities”), and warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants” and, together with the Common Stock, Preferred Stock and Debt Securities, the “Securities”), collectively having an aggregate public offering price of up to $100,000,000 and (2) 6,060,444 shares of Common Stock held by the selling stockholders named in the Registration Statement (the “Selling Stockholder Shares”).

The Debt Securities are to be issued under an indenture (the “Indenture”) to be entered into by the Company and U.S. Bank National Association, as trustee (the “Trustee”). In our capacity as such counsel, we have reviewed the form of Indenture attached to the Registration Statement. We have also reviewed such matters of law and examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

EndoChoice Holdings, Inc.

August 3, 2016

Based upon the foregoing, and subject to the additional assumptions, qualifications and limitations set forth below, we are of the opinion that:

(1) Any shares of Common Stock, when (a) the terms of their issuance and sale have been duly authorized and established and (b) delivered to and paid for by the purchasers thereof, will be validly issued, fully paid and non-assessable shares of Common Stock. The shares of Common Stock covered by the opinion in this paragraph include any shares of Common Stock that may be issued upon exercise, conversion or otherwise pursuant to the terms of any other Securities, but do not include the Selling Stockholder Shares.

(2) The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

(3) Any shares of Preferred Stock, when (a) the terms of the Preferred Stock and of their issuance and sale have been duly authorized and established, (b) a certificate of designations setting forth the terms of the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware and (c) certificates in the form required under Delaware corporate law representing the shares of Preferred Stock have been executed and countersigned, and delivered to and paid for by the purchasers thereof, will be validly issued, fully paid and non-assessable shares of Preferred Stock. The shares of Preferred Stock covered by the opinion in this paragraph include any shares of Preferred Stock that may be issued upon exercise, conversion or otherwise pursuant to the terms of any other Securities.

(4) The Debt Securities when (a) the Indenture has been duly authorized, executed and delivered by the Company in the form attached to the Registration Statement, (b) the definitive terms and provisions of the Debt Securities and of their issuance and sale have been duly authorized and established and (c) executed by the Company, authenticated by the Trustee in accordance with the Indenture, and delivered to and paid for by the purchasers thereof, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The Debt Securities covered by the opinion in this paragraph include any Debt Securities that may be issued upon exercise, conversion or otherwise pursuant to the terms of any other Securities.

(5) The Warrants, when (a) the warrant agreement governing and establishing the terms of the Warrants has been duly authorized, executed and delivered by the Company and (b) the terms of the Warrants and of their issuance and sale have been duly authorized and established, and (c) executed by the Company, countersigned in accordance with the warrant agreement, and delivered to and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

EndoChoice Holdings, Inc.

August 3, 2016

This opinion is limited in all respects to the federal laws of the United States of America, and the laws of the States of Delaware and New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof.

Very truly yours,

/s/ King & Spalding LLP